Exhibit 99
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              MEREDITH CORPORATION TO SELL ITS REAL ESTATE SERVICE
                              TO GMAC HOME SERVICES




     DES MOINES, IA - (June 29, 1998) - Meredith Corporation (NYSE: MDP) announced today that it has agreed to sell the net assets of the Better Homes and Gardens Real Estate Service to GMAC Home Services, Inc., a subsidiary of GMAC Financial Services. In a separate transaction, Meredith and GMAC Home Services will enter into a licensing agreement that authorizes GMAC Home Services to use the Better Homes and Gardens trademark in connection with residential real estate marketing for a period up to 10 years.

     Financial terms are not being disclosed, but the transactions will not have a material impact on Meredith's financial performance. Closing is expected to take place within 90 days.

     As part of the agreements, GMAC Home Services will assume all current contract obligations with franchisees of the Better Homes and Gardens Real Estate Service. Allen Sabbag, currently Better Homes and Gardens Real Estate Service president, will assume a similar role with GMAC Home Services. "Industry consolidation over the past two years has dramatically changed the real estate business environment," said Meredith Chairman and Chief Executive Officer William T. Kerr. "This consolidation prompted a review of our current real estate operations. We realized that, given these industry changes, it made sense for Meredith to concentrate its resources on its core businesses of magazine and book publishing and television broadcasting, which represent 97 percent of our operating profit. This led to our decision to seek strategic alternatives for our real estate operations."

     Kerr said Meredith used two key criteria in evaluating these alternatives.

     "Foremost, we had an obligation to enhance shareholder value," Kerr said. "Additionally, we take great pride in the Better Homes and Gardens brand and we wanted to find an organization that shared our commitment of service to franchisees.

     "The proposal from GMAC Home Services fit our criteria," Kerr continued. "We believe we can achieve better returns for shareholders by committing corporate resources and management attention to publishing and broadcasting. Additionally, GMAC Home Services has indicated its commitment to building the real estate business. That's important to current Better Homes and Gardens Real Estate Service employees and franchisees. We think GMAC Home Services will be a good steward of the Better Homes and Gardens name during this transitional period as the brand's association with residential real estate marketing is phased out."



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     Started in 1978, the Better Homes and Gardens Real Estate Service is a
franchised residential real estate network known for providing outstanding customer service and tailored marketing programs to its member firms. It consists of more than 800 member firms with nearly 26,000 sales associates in the United States, Canada, Puerto Rico and abroad.

     Meredith Corporation, headquartered in Des Moines, Iowa, is one of America's leading media and marketing companies. Meredith businesses center on magazine and book publishing, television broadcasting, and brand licensing.

     The Meredith Publishing Group is the country's foremost home and family publisher. The group creates and markets magazines including Better Homes and Gardens, Ladies' Home Journal, Country Home, more, Country Home Country Gardens, Country America, Midwest Living, Traditional Home, Renovation Style, WOOD, Family Money, American Patchwork & Quilting, Decorative Woodcrafts, Cross Stitch & Needlework, Crafts Showcase, Successful Farming, Mature Outlook, Crayola Kids, Golf for Women, the American Park Network, 40 Special Interest Publications, custom publications through Meredith Integrated Marketing, and books titled under Meredith trademarks including the popular Better Homes and Gardens New Cook Book.

      The Meredith Broadcasting Group includes 11 television stations in locations across the continental United States: KPHO-TV (CBS), Phoenix, AZ; WOFL-TV (FOX), Orlando, FL; KPDX-TV (FOX), Portland, OR; WFSB-TV (CBS), Hartford-New Haven, CT; KCTV (CBS), Kansas City, MO; WSMV-TV (NBC), Nashville, TN; WHNS-TV (FOX), Greenville-Spartanburg-Anderson, S.C.-Asheville, NC.; WNEM-TV (CBS), Flint-Saginaw, MI; KVVU-TV (FOX), Las Vegas, NV; WOGX-TV (FOX), Ocala-Gainesville, FL; and KFXO-LP (FOX), Bend, OR.





















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